Exhibit 10.5

November 29, 2011

Toyota Motor Sales, U.S.A., Inc. James Lentz, President 19001 South Western Avenue Torrance, California 90509

RE:	AutoNation, Inc. Consent Agreement
Dear Mr. Lentz:
Reference is made to that certain letter agreement (the “Consent Agreement”), dated as of January 28, 2009, as extended and amended from time to time, by and among Toyota Motor Sales, U.S.A., Inc. (“Toyota”), AutoNation, Inc. (“AutoNation”), ESL Investments, Inc. and its investment affiliates set forth on Exhibit A to the Consent Agreement and such other investment affiliates of ESL Investments, Inc. or individuals that have been or may be added as parties to the Consent Agreement from time to time pursuant to paragraph 9 of the Consent Agreement. Capitalized terms used but not defined in this letter agreement shall have the meanings ascribed thereto in the Consent Agreement.
Each of the parties hereto hereby agrees that:
(i) the phrase “which shall only apply at such time and for so long as ESL Owns more than fifty percent (50%) of the then outstanding Common Stock” shall be deleted from the second paragraph of the Consent Agreement;
(ii) the first sentence of the Consent Agreement shall be amended to read “Reference is made to that certain Framework Agreement, dated as of September 26, 1997 (as amended or supplemented from time to time, the “Framework Agreement”), by and between Toyota Motor Sales, U.S.A., Inc. (“Toyota”) and AutoNation, Inc. (formerly known as Republic Industries, Inc.) (“AutoNation”).”;
(iii) the first sentence of paragraph 7 of the Consent Agreement shall be amended to read “Toyota's consent and waiver pursuant to this letter agreement shall terminate on December 31, 2012 (the “Termination Date”) solely with respect to shares of Common Stock acquired by ESL after the Termination Date, provided that ESL may seek successive annual one-year extensions of the Termination Date and Toyota shall not unreasonably withhold or delay its consent thereto, except that if ESL has owned fifty percent (50%) or less of the outstanding Common Stock for two years preceding the date that ESL seeks an extension hereunder, then Toyota shall have the right to withhold such consent in its sole discretion.”;
(iv) the last sentence of paragraph 7 of the Consent Agreement shall be amended to read “Notwithstanding the foregoing, this letter agreement shall remain in effect so long as ESL continues to Own in excess of forty percent (40%) of the then outstanding Common Stock.”;

(v) paragraph 8 of the Consent Agreement shall be amended to read “In the event that ESL no longer Owns in excess of forty percent (40%) of the then outstanding Common Stock (including, without limitation, because of a disposal of shares under Section 2 above), then (a) this letter agreement, and Toyota's consent and waiver hereunder, shall automatically terminate and be of no further force and effect, and (b) Sections 6.1.1 and 10 of the Framework Agreement shall apply to any future acquisition of in excess of fifty percent (50%) of the then outstanding Common Stock by ESL; provided, however, that if (i) the exercise of options to purchase Common Stock and/or (ii) the issuance or vesting of restricted shares of Common Stock causes ESL to no longer Own in excess of forty percent (40%) of the then outstanding Common Stock, then this letter agreement, and Toyota's waiver and consent hereunder, shall continue to be in effect until any subsequent disposition of Common Stock by ESL during the time when ESL's Ownership is not in excess of forty percent (40%) of the then outstanding Common Stock as a result of such exercise, issuance or vesting.”; and
(vi) the Consent Agreement shall be re-numbered and re-lettered as set forth in the Amended and Restated Consent Agreement attached hereto as Exhibit 1 (the “Amended and Restated Consent Agreement”).
Each of the parties hereto hereby reaffirms the terms of the Consent Agreement, as amended by the Amendment and this letter agreement, and as extended by the First Extension Agreement, the Second Extension Agreement and this letter agreement, and agrees that the Consent Agreement, as so amended and extended, shall remain in full force and effect until terminated in accordance with its terms.
This letter agreement (a) may not be amended, waived or modified except by an instrument in writing signed by Toyota, AutoNation and ESL Investments, Inc. and (b) may be executed in one or more counterparts, each of which when executed shall be deemed to be an original but which when taken together shall constitute one and the same letter agreement.
The parties further agree that the Consent Agreement, as amended and extended through the date hereof, shall from and after the date of this letter agreement, be represented by the Amended and Restated Consent Agreement, except as set forth in an instrument in writing signed by Toyota, AutoNation and ESL Investments, Inc.
Please acknowledge your agreement to the foregoing by signing and returning to the undersigned as soon as possible a counterpart of this letter.
Very truly yours,

ESL INVESTMENTS, INC.

By:	/s/ William C. Crowley
Name: William C. Crowley
Title: President and Chief Operating Officer

ESL PARTNERS, L.P.

By:	RBS Partners, L.P., as its general partner

By:	ESL Investments, Inc., as its general partner

By:	/s/ William C. Crowley
Name: William C. Crowley
Title: President and Chief Operating Officer
ESL INSTITUTIONAL PARTNERS, L.P.

By:	RBS Investment Management, L.L.C., as its general partner

By:	ESL Investments, Inc., as its manager

By:	/s/ William C. Crowley
Name: William C. Crowley
Title: President and Chief Operating Officer
ESL INVESTORS, L.L.C.

By:	RBS Partners, L.P., as its manager

By:	ESL Investments, Inc., as its general partner

By:	/s/ William C. Crowley
Name: William C. Crowley
Title: President and Chief Operating Officer
CBL PARTNERS, L.P.

By:	ESL Investments, Inc., as its general partner

By:	/s/ William C. Crowley
Name: William C. Crowley
Title: President and Chief Operating Officer
TYNAN, LLC

By:	/s/ William C. Crowley
Name: William C. Crowley
Title: Manager

RBS PARTNERS, L.P.

By:	ESL Investments, Inc., as its general partner

By:	/s/ William C. Crowley
Name: William C. Crowley
Title: President and Chief Operating Officer
RBS INVESTMENT MANAGEMENT, L.L.C.

By:	ESL Investments, Inc., as its manager

By:	/s/ William C. Crowley
Name: William C. Crowley
Title: President and Chief Operating Officer
EDWARD S. LAMPERT
/s/ Edward S. Lampert
Edward S. Lampert
WILLIAM C. CROWLEY
/s/ William C. Crowley
William C. Crowley

ACKNOWLEDGED AND AGREED TO
AS OF THE DATE FIRST WRITTEN ABOVE:

TOYOTA MOTOR SALES, U.S.A., INC.

/s/ James Lentz
James Lentz, President

AUTONATION, INC.

/s/ Michael E. Maroone
Michael E. Maroone, President

Exhibit 1
January 28, 2009, amended and restated as of
November 29, 2011

Toyota Motor Sales, U.S.A., Inc. President 19001 South Western Avenue Torrance, California 90509

RE:	AutoNation, Inc. Framework Agreement
Dear Sir or Madam:
Reference is made to that certain Framework Agreement, dated as of September 26, 1997 (as amended or supplemented from time to time, the “Framework Agreement”), by and between Toyota Motor Sales, U.S.A., Inc. (“Toyota”) and AutoNation, Inc. (formerly known as Republic Industries, Inc.) (“AutoNation”). Capitalized terms used but not defined in this letter agreement shall have the meanings ascribed thereto in the Framework Agreement.

1.
Toyota hereby consents to, and waives all of its rights and remedies under Sections 6.1.1 and 10 of the Framework Agreement with respect to, the acquisition (as defined in the Framework Agreement) or Ownership (for the avoidance of doubt, including Ownership resulting from any share buy back program or other stock repurchase, reclassification or other change in share rights) by ESL Investments, Inc., its investment affiliates set forth on Exhibit A hereto and any other affiliates of ESL Investments, Inc. whose sole business is or shall be to invest in securities and related instruments that in the future Own Common Stock (as defined below) (collectively, “ESL”) of more than fifty percent (50%) of the outstanding common stock, par value $0.01 per share, of AutoNation (the “Common Stock”) (the “ESL Acquisition”), subject to the following terms and conditions:

(a)
At each meeting of the stockholders of AutoNation, whether an annual meeting or a special meeting, however called, and at each adjournment or postponement of any such meeting (a “Stockholders' Meeting”), and in all other circumstances in which a vote, consent or other approval (including, without limitation, by written consent) is sought by or from the stockholders of AutoNation (any such vote, consent or approval, a “Stockholders' Consent”), ESL shall appear at such Stockholders' Meeting or otherwise cause all shares of Common Stock Owned by ESL to be counted as present for the purpose of establishing a quorum.

At each Stockholders' Meeting and in connection with the execution of each Stockholders' Consent, in either case at such times that ESL Owns in excess of fifty percent (50%) of the then outstanding Common Stock, all shares of Common Stock Owned by ESL in excess of fifty percent (50%) of the then outstanding Common Stock (the “Additional Shares”) on the applicable record date shall be voted on each matter proposed in the same proportion as all outstanding shares of Common Stock not Owned by ESL are actually voted on such matter (it being understood that, in connection with any Stockholders' Consent, shares of Common Stock not Owned by ESL that abstain or are not present will be treated as shares abstaining or not present, as the case may be).

(b)
In accordance with the listing standards of The New York Stock Exchange (the “NYSE”) and AutoNation's currently effective Corporate Governance Guidelines, as part of AutoNation's succession planning process, (i) the board of directors of AutoNation has adopted the qualifications for Chief Executive Officer and Chief Operating Officer attached as Exhibit B hereto and (ii) Michael E. Maroone has at this time been designated as a successor to Mike Jackson as Chief Executive Officer of AutoNation; however, Toyota recognizes that such qualifications and designation are solely the determinations of the board of directors of AutoNation made based on its fiduciary duties and may change at any time in the future.

In addition, the Chief Operating Officer of AutoNation shall have sufficient breadth and depth of experience, a relevant, successful automotive track record and extensive successful automotive experience, in each case as determined in the good faith judgment of AutoNation's board of directors. In the event AutoNation's board of directors appoints a Chief Operating Officer who either is not Michael E. Maroone or does not, in the good faith judgment of AutoNation's board of directors, meet the standards in the immediately preceding sentence, Toyota may notify AutoNation of same in writing within sixty (60) days after the public announcement of such appointment. AutoNation will reasonably cooperate with Toyota in Toyota's efforts to obtain information regarding the experience and qualifications of the newly appointed Chief Operating Officer. Within twenty (20) days after receiving Toyota's written notice, AutoNation may initiate the dispute resolution procedures of Exhibit 13 of the Framework Agreement (the “Dispute Resolution”). In the event that AutoNation does not initiate the Dispute Resolution within twenty (20) days, ESL shall be required to dispose of the Additional Shares no later than nine (9) months after receipt of Toyota's notice referred to above, or if AutoNation does initiate the Dispute Resolution within twenty (20) days and if a final determination is made that the Chief Operating Officer does not meet the foregoing requirements, ESL shall be required to dispose of the Additional Shares not later than nine (9) months after the conclusion of the Dispute Resolution (in either case, the relevant nine (9) month period being the “Disposal Period”).
In the event that, notwithstanding the foregoing, ESL fails to dispose of the Additional Shares under the circumstances required by the preceding paragraph (a) within the Disposal Period or (b) within nine (9) months after the conclusion of the Disposal Period, then until ESL disposes of the Additional Shares, all shares of Common Stock Owned by ESL in excess of twenty-five percent (25%) in the case of clause (a) above, or in excess of zero percent (0%) in the case of clause (b) above, of the then outstanding Common Stock on the applicable record date for any AutoNation Stockholders' Meeting or Stockholders' Consent shall be voted on each matter proposed in the same proportion as all outstanding shares of Common Stock not Owned by ESL are actually voted on such matter (it being understood that, in connection with any Stockholders' Consent, shares of Common Stock not Owned by ESL that abstain or are not present will be treated as shares abstaining or not present, as the case may be).
ESL shall not purchase any Common Stock after the commencement of the Disposal Period. In the event ESL fails to dispose of the Additional Shares by the end of the Disposal Period, ESL hereby consents to the entry of a court order directing ESL to comply with the voting restrictions set forth in the preceding paragraph pending such disposition. ESL shall reimburse Toyota for Toyota's reasonable attorneys' fees in obtaining or enforcing such court order.

(c)
The board of directors of AutoNation shall be comprised of a majority of directors who qualify as “independent” directors under the listing standards of Rule 303A.02(b) of the NYSE Listed Company Manual, as in effect on the date hereof, and who would qualify as “independent” directors of ESL Investments, Inc. under the listing standards of Rule 303A.02(b) of the NYSE Listed Company Manual, as in effect on the date hereof, if ESL Investments, Inc. was an NYSE-listed company; provided, however, that if AutoNation should fail to comply with the foregoing requirement due to (i) a vacancy on its board of directors or (ii) a member of its board of directors ceasing to meet such independence standards due to circumstances beyond AutoNation's reasonable control, AutoNation shall regain compliance with the foregoing requirement by the later of (A) its next annual stockholders' meeting or (B) 180 days from the occurrence of the event that caused the failure to comply.

2.
AutoNation and Toyota (i) reaffirm the terms and conditions of the Framework Agreement, including Section 5.1.3 thereof, which the parties hereto agree shall continue in existence except to the extent expressly modified herein and (ii) agree and acknowledge that this letter agreement shall constitute written notice of a proposed Change in Management or Ownership to Toyota pursuant to, and in compliance with, Section 6.2 of the Framework Agreement; provided, however, that both parties recognize and acknowledge that ESL is not a party to this Section 4 or to such agreement.

3.
For the avoidance of doubt, Toyota's consent to, and waiver of its rights and remedies with respect to, the ESL Acquisition shall apply only to the ESL Acquisition and not to the acquisition of any Ownership interest in AutoNation by any other Person or any other Change in Management or Ownership under Section 6 of the Framework Agreement.

This letter constitutes Toyota's consent to the ESL Acquisition to the extent any such consent is required under any Toyota Dealer Agreement or Lexus Dealer Agreement. Other than as set forth in the preceding sentence, nothing in this letter shall constitute a waiver or modification of any party's rights or remedies under, or any other provision in, any Dealer Agreements; provided that the terms of this letter agreement shall supersede any terms of the Dealer Agreements to the extent of any contrary provisions but only for so long as this letter agreement is in effect.

4.
In the event that AutoNation merges, consolidates or combines with, or is merged, consolidated or combined with, any Person, the surviving entity shall be subject to the terms and conditions of this letter agreement and the Framework Agreement. AutoNation agrees that it shall not merge, consolidate or combine with, or be merged, consolidated or combined with, any Person owned or controlled, directly or indirectly, by ESL, unless Toyota consents thereto in writing in advance.

5.
Toyota's consent and waiver pursuant to this letter agreement shall terminate on December 31, 2012 (the “Termination Date”) solely with respect to shares of Common Stock acquired by ESL after the Termination Date, provided that ESL may seek successive annual one-year extensions of the Termination Date and Toyota shall not unreasonably withhold or delay its consent thereto, except that if ESL has owned fifty percent (50%) or less of the outstanding Common Stock for two years preceding the date that ESL seeks an extension hereunder, then Toyota shall have the right to withhold such consent in its sole discretion. For the avoidance of doubt, for purposes of the immediately foregoing sentence, the term “acquired” shall not include any increases in ESL's Ownership of Common Stock resulting from any customary share buy back program, reclassification or other customary change in share rights applicable generally to the Common Stock (including a stock split). Notwithstanding the foregoing, this letter agreement shall remain in effect so long as ESL continues to Own in excess of forty percent (40%) of the then outstanding Common Stock.

6.
In the event that ESL no longer Owns in excess of forty percent (40%) of the then outstanding Common Stock (including, without limitation, because of a disposal of shares under Section 2 above), then (a) this letter agreement, and Toyota's consent and waiver hereunder, shall automatically terminate and be of no further force and effect, and (b) Sections 6.1.1 and 10 of the Framework Agreement shall apply to any future acquisition of in excess of fifty percent (50%) of the then outstanding Common Stock by ESL; provided, however, that if (i) the exercise of options to purchase Common Stock and/or (ii) the issuance or vesting of restricted shares of Common Stock causes ESL to no longer Own in excess of forty percent (40%) of the then outstanding Common Stock, then this letter agreement, and Toyota's waiver and consent hereunder, shall continue to be in effect until any subsequent disposition of Common Stock by ESL during the time when ESL's Ownership is not in excess of forty percent (40%) of the then outstanding Common Stock as a result of such exercise, issuance or vesting.

7.
ESL agrees that any other investment affiliates of ESL Investments, Inc. not listed on Exhibit A hereto that in the future Own Common Stock shall be added as parties to this letter agreement within thirty (30) days of acquisition of Common Stock. ESL also agrees that Edward S. Lampert and William C. Crowley shall be added as parties to this letter agreement within thirty (30) days in the event that such person (individually and together with immediate family members) directly owns shares of Common Stock outside of ESL in excess of one-half percent (0.5%) of the then outstanding Common Stock.

This letter agreement (a) may not be amended, waived or modified except by an instrument in writing signed by Toyota, AutoNation and ESL Investments, Inc. and (b) may be executed in one or more counterparts, each of which when executed shall be deemed to be an original but which when taken together shall constitute one and the same letter agreement. Neither this letter agreement nor any of the rights, interests or obligations hereunder shall be assigned by Toyota, AutoNation or ESL (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this letter agreement shall be binding upon, inure to the benefit of and be enforceable by Toyota, AutoNation and ESL and their respective successors and assigns.
Please acknowledge your agreement to the foregoing by signing and returning to the undersigned as soon as possible a counterpart of this letter.

* * * *

Exhibit A

ESL Partners, L.P.
ESL Institutional Partners, L.P.
ESL Investors, L.L.C.
CBL Partners, L.P.
Tynan, LLC
RBS Partners, L.P.
RBS Investment Management, L.L.C.
Edward S. Lampert
William C. Crowley

Exhibit B

Chief Executive Officer

•	Outstanding leadership ability
- Excellent communication and interpersonal skills
- Tone from the top - ability to set the right standard of conduct for the organization
- Ability to motivate retail store leadership

•	Strategic vision
- Ability to align organization and motivate management to implement strategy

•	Ability to attract, motivate and retain top talent

•	Understanding of retail business, combined with large company management experience

•	Ability to drive process change while maintaining the positive attributes of entrepreneurial spirit of organization

•	Seasoned judgment and ability to make tough decisions

•	Ability to shape auto industry and public policy issues

President & Chief Operating Officer

•	Strong operations experience

•	Strategic management skills
- Ability to leverage scale and implement standardized processes
- Ability to develop store leadership
- Ability to drive strategic plan to increase customer loyalty and profitability

•	Outstanding leadership ability
- Excellent communication and people skills
- Ability to motivate store leadership

•	Ability to attract, motivate and retain top talent

•	Deep understanding of auto retail business

•	Ability to establish strong relationships with auto manufacturers